EXHIBIT 4.11

          Amendment No. 2 dated as of November 6, 1997 to the
          Revolving Credit Facility dated as of April 4. 1997

     Reference is made to that certain One Hundred and Sixty Million Dollars ($160,000,000) Revolving Credit Facility, dated as of April 4, 1997, and amended as of June 24, 1997 (as amended the "Revolving Credit Facility"), among Trigen Energy Corporation (the "Borrower"), Societe Generale (the "Issuing Bank and Agent") and the Banks listed on the signature pages thereof. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Revolving Credit Facility.

     The undersigned agree as follows:

     1. The definition of "Eurodollar Rate" in Article 10, Section 10.1 is hereby amended to read in its entirety as follows:

          "Eurodollar Rate" means, for any Interest Period, the rate that appears on the Telerate Screen Page in the column headed "USD" for a period equal to such Interest Period, at 11:00 a.m. (London time) two Eurodollar Business Days before the first day of such Interest Period. If the Telerate Screen Page becomes unavailable or if for any other reason determined by the Agent in good faith (including, but not limited to, the failure of the Telerate Screen Page to quote a rate for the applicable Interest Period), the Agent is unable to determine the appropriate Eurodollar Rate by reference to the Telerate Screen Page, then "Eurodollar Rate" shall mean, for such Interest Period, the rate per annum determined by the Agent to be the rate per annum determined by the Reference Bank to be the rate at which the Reference Bank offered or would have offered to place with first-class banks in the London interbank market deposits in Dollars in amounts comparable to the Eurodollar Rate Loan of the Reference Bank to which such Interest Period applies, for a period equal to such Interest Period, at 11:00 a.m. (London time) on the second Eurodollar Business Day before the first day of such Interest Period.

     2. The definition of "Interest Period" in Article 10, Section 10.1 is hereby amended to read in its entirety as follows:

          "Interest Period" means a period commencing, in the case of the first Interest Period applicable to a Eurodollar Rate Loan, on the date of the making of, or conversion into, such Loan, and, in the case of each subsequent, successive Interest Period applicable thereto, on the last day of the immediately preceding Interest Period or on a day determined by the Company, and ending, not more than 184 days thereafter, except that (a) any Interest Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day, (b) any Interest Period that is specified by the Company as a one-month, two month, three month or six month Interest Period and that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period ends) shall end on the last Eurodollar Business Day of a calendar month and (c) no Interest Period shall be shorter than one month.

     3. The definition of "Type" in Article 10, Section 10.1 is hereby amended to add the following definition:

          "Type" means, with respect to Loans, any of the following, each of which shall be deemed to be a different "Type" of Loan:

Base Rate Loans, Eurodollar Rate Loans having different Interest Periods. Any Eurodollar Rate Loan having an Interest Period that differs from the duration specified for a Type of Eurodollar Rate Loan listed above solely as a result of the operation of clauses (a) and (b) of the definition of "Interest Period" shall be deemed to be a Loan of such above-listed Type notwithstanding such difference in duration of Interest Periods.

     4. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be deemed to be an original with the same effect as if the signature thereto and hereto were upon the same instrument.

     5. This Amendment No. 2 and the rights and obligations of the parties hereunder shall be construed in accordance in with and governed by the laws of the State of New York (without giving effect to its choice of law principles other than Section 5-1401 of the General Obligations Law).

     6. This Amendment No. 2 shall be effective when it has been executed and delivered by the Borrower, the Issuing Bank and Agent, and each of the Banks.

     IN WITNESS WHEREOF the undersigned have executed this Amendment No. 2 as of this 6th day of November, 1997.

                         TRIGEN ENERGY CORPORATION,
                         Company

                         By:   /s/ Stephen T. Ward
                         Title:  Treasurer
                         Name:  Stephen T. Ward

                         SOCIETE GENERALE, NEW YORK BRANCH,
                         Issuing Bank and Agent

                         By:  /s/ Betty Burg
                         Title:Vice Pres.,French Corp. Group
                         Name:   Betty Burg

                         COMPAGNIE FINANCIERS DE CIC ET DE
                         L'UNION EUROPEENNE,
                         Bank

                         By: /s/ Albert Calo /B.Bonwis
                         Title: Vice Pres./Vice Pres Name Albert Calo /B Bonwis

                         UMB BANK, N.A.,
                         Bank

                         By: /s/ David A. Proffitt
                         Title: Senior Vice President
                         Name: David A. Proffitt

                         CREDIT LOCAL DE FRANCE,
                         Bank

                         By: /s/ Philippe Ducos /Mary Power
                         Title: _Dep.Gen'l.Mgr./Vice Pres.
                         Name: Philippe Ducos /Mary Power

                         MELLON BANK, N.A.,
                         Bank

                         By: /s/ Caroline R. Walsh
                         Title: Assist. Vice President
                         Name: Caroline R. Walsh

                         THE DAI-ICHI KANGYO BANK, LTD., Bank

                         By: /s/Takeshi Kurita Title:
                         Vice President Name: Takeshi Kurita

                         NATEXIS BANQUE
                         Bank

                         By:/s/ Pieter J.vanTulder/J.Richard
                         Title: Vice Pres. & Mgr.
                         Name: Pieter J.van Tulder/J. Richard

                         CREDIT COMMERCIAL DE FRANCE,
                         Bank

                         By: /s/ F.van Moere/J.J.Jalohon
                         Title: A.V.Pres. /Sen.V.Pres
                         Name: F. van Moere/J.J. Jalohon